Exhibit 10.2

OPTION AGREEMENT – STOCK PARCELS

THIS Option Agreement (this “Agreement”) is entered into as of October 23, 2026 (the “Effective Date”), by and between Wickel Land Company LLP, an Idaho limited liability partnership (“Seller”), and TerraVolt Holdings, Inc., a Nevada corporation (“Buyer”).

WHEREAS, Seller owns the two parcels of real property described on Schedule 1 attached hereto, located in Cassia County, Idaho, currently estimated to contain approximately 174.10 acres in the aggregate and currently zoned Multiple Use, with the total acreage and boundaries to be determined by the ALTA Survey (as defined in Section 13(d)) (collectively, the “Stock Parcels”);

WHEREAS, the Stock Parcels consist of Parcel No. RP10S25E300001, currently estimated at approximately 111.00 acres, and Parcel No. RP10S25E302401, currently estimated at approximately 63.10 acres;

WHEREAS, Buyer is evaluating and planning the development of an integrated, master-planned Data Center Campus (as defined below) in Cassia County, Idaho, consisting of one or more hyperscale, neocloud, colocation, artificial intelligence, or other data center facilities, together with an Ancillary Behind-The-Meter Power Generation Facility (as defined below) and energy storage, substations, cooling systems, water and wastewater facilities, natural gas and other utility infrastructure, internal roads, security facilities, and other related supporting uses and improvements (the “Proposed Project”), subject to applicable governmental, utility, and regulatory approvals;

WHEREAS, the parties executed that certain Letter of Intent – Option to Purchase Properties dated August 20, 2026 (the “LOI”), and the parties desire to document the option to purchase the Stock Parcels contemplated by the LOI; and

WHEREAS, Seller desires to grant Buyer an exclusive option to purchase the Stock Parcels for consideration payable to Seller by delivery of a convertible secured promissory note of Buyer substantially in the form of Exhibit B annexed hereto (the “Promissory Note”), and Buyer desires to acquire such option, on the terms and conditions set forth herein and in the Purchase and Sale Agreement attached as Exhibit A annexed hereto (the “Purchase Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

1. Grant of Option. Seller grants Buyer the exclusive right and option (the “Option”) to purchase all of the Stock Parcels, together with the rights and interests to be conveyed under the Purchase Agreement, at the price and on the terms set forth in this Agreement, the Purchase Agreement and the Promissory Note. Buyer shall have no obligation to purchase the Stock Parcels unless and until Buyer timely exercises the Option in accordance with Section 7.

2. Option Period; Extension. The Option shall commence on the Effective Date and continue for twelve (12) months thereafter (the “Option Period”). The Option Period is intended to provide Buyer with adequate time to perform Due Diligence (as defined below), develop a land use and development plan for the Proposed Project, submit applications to Cassia County and other applicable governmental, utility, cooperative, and regulatory authorities, and pursue applicable discretionary and ministerial permits and approvals. Buyer may extend the Option Period for one additional six (6)-month period, in Buyer’s sole discretion, by delivering written notice to Seller before expiration of the then-current Option Period and paying Seller Eleven Thousand Two Hundred Fifty Dollars ($11,250.00) (the “Extension Payment”). The Extension Payment shall be treated in the same manner as the Option Amount under Sections 4 through 6, with fifty percent (50%) of the Extension Payment nonrefundable and fifty percent (50%) refundable, and the entire Extension Payment credited against the Purchase Price if the purchase of the Stock Parcels closes. For purposes of Sections 4 through 6, the terms “Nonrefundable Portion” and “Refundable Portion” shall include the corresponding portions of the Extension Payment if paid. The extension under this Section shall be in addition to any tolling of the Option Period under Section 20. Buyer may elect, in its sole discretion and subject to the terms of this Agreement, whether to exercise the Option and proceed with the Purchase Agreement.

3. Expiration of Option. Unless earlier exercised or terminated in accordance with this Agreement, the Option shall expire automatically at 5:00 p.m. local time in Cassia County, Idaho, on the last day of the Option Period, as extended or tolled under this Agreement. Time is of the essence with respect to Buyer’s exercise of the Option.

4. Option Amount; Manner of Payment. As consideration for the Option, Buyer shall pay Seller an option fee of Twenty-Two Thousand Five Hundred Dollars ($22,500.00) (the “Option Amount”). Fifty percent (50%) of the Option Amount, equal to Eleven Thousand Two Hundred Fifty Dollars ($11,250.00), shall be nonrefundable to Buyer in all instances (the “Nonrefundable Portion”) and shall be credited against the Purchase Price if Buyer exercises the Option and the purchase of the Stock Parcels closes. The remaining fifty percent (50%), equal to Eleven Thousand Two Hundred Fifty Dollars ($11,250.00), shall constitute the “Refundable Portion” and shall be returned to Buyer, forfeited to Seller, or credited against the Purchase Price as provided in this Agreement. If Buyer exercises the Option and the purchase of the Stock Parcels closes, the entire Option Amount and any Extension Payment actually paid shall be credited against the Purchase Price (collectively, the “Option Credit”). TitleOne Corporation, 631 Hampton Drive, Burley, Idaho 83318 (“TitleOne”), shall be the exclusive title, closing, and escrow agent and shall receive and disburse the Option Amount and any Extension Payment consistent with these provisions, including release of the applicable Nonrefundable Portion to Seller and retention of the applicable Refundable Portion pending exercise, termination, or expiration of the Option in accordance with this Agreement. Seller and Buyer shall execute mutually acceptable written escrow instructions consistent with this Agreement and the Purchase Agreement. No escrow instruction may diminish, modify, delay, condition, conflict with, or waive any substantive right of either party without that party’s express written agreement.

5. Refund and Forfeiture of Refundable Portion.

(a) Due Diligence Termination. During the Option Period, Buyer may terminate this Agreement by written notice to Seller if Buyer discovers and verifies an environmental, zoning, land use, water rights, utility, access, title, permitting, or other issue affecting the Stock Parcels or the Proposed Project, including the inability to obtain, transfer, convert, or maintain sufficient water rights for Buyer’s proposed use, that materially limits or adversely affects Buyer’s ability to obtain the permits and approvals required for the Proposed Project or otherwise renders the Stock Parcels unsuitable for Buyer’s proposed use as determined by the Buyer. If Buyer timely terminates under this subsection, the Refundable Portion shall be returned to Buyer and the Nonrefundable Portion shall remain with Seller.

(b) Seller Cure Right. Before a termination under subsection (a) becomes effective, Seller may elect, in Seller’s sole discretion, by written notice to Buyer, to cure the identified issue in a manner acceptable to Buyer, but only if the cure can be completed within the Option Period, as extended or tolled under this Agreement, without requiring a change to Buyer’s then-existing project development schedule. Buyer shall not be required to extend the Option Period or materially alter its project schedule to accommodate a cure.

(c) Other Failure to Purchase. If Buyer does not timely terminate under subsection (a), allows the Option to expire without exercise, or, after exercising the Option, fails to purchase the Stock Parcels, including because Buyer fails to satisfy the simultaneous-exercise or concurrent-closing requirements of Section 7, the Refundable Portion shall be forfeited to Seller unless the failure to close results from an uncured Seller default, Seller’s inability to convey title as required by the Purchase Agreement or the Cash Parcels purchase agreement, or a material failure of an express condition to Buyer’s obligation to close under the Purchase Agreement or the Cash Parcels purchase agreement that was not caused by Buyer or Buyer’s Representatives. Failure of the Cash Parcels transaction caused by Buyer or Buyer’s Representatives constitutes a failure by Buyer and not a default by Seller. The Nonrefundable Portion shall remain nonrefundable in all instances.

6. Application of Option Credit. If Buyer exercises the Option and the purchase of the Stock Parcels closes, the Option Credit shall be credited against the Purchase Price, which will reduce the principal amount of the Promissory Note delivered by Buyer to Seller at Closing.

7. Exercise of Option; Integrated Transaction. Buyer may exercise the Option at any time during the Option Period by delivering to Seller written notice of exercise (the “Exercise Notice”), together with an executed counterpart of the Purchase Agreement. Seller shall execute and return the Purchase Agreement to Buyer within two (2) business days after receipt. Buyer’s exercise of the Option shall apply to all of the Stock Parcels as a single transaction, subject only to acreage and boundary adjustments resulting from the ALTA Survey and any written amendment signed by both parties. This Agreement and the separate Cash Parcels option agreement constitute one integrated transaction. Buyer may exercise this Option only simultaneously with exercise of the option under the Cash Parcels option agreement, and Closing under this Agreement must occur concurrently with the closing under the Cash Parcels purchase agreement, unless Seller otherwise agrees in writing. Buyer’s failure to satisfy either requirement constitutes a failure and default by Buyer and not a default by Seller.

8. Covenants and Warranties of Seller During Option Period. During the Option Period, Seller shall continue to own, maintain, farm, irrigate, and operate the Stock Parcels in the ordinary course and may plant, cultivate, harvest, and sell crops in the ordinary course. Without Buyer’s prior written consent, Seller shall not: (a) sell, convey, option, lease, or otherwise transfer any portion of the Stock Parcels or enter into discussions or negotiate with any person or entity other than Buyer to do any of the foregoing; (b) create, extend, or materially modify any lease, easement, covenant, lien, deed of trust, right-of-way, purchase right, or other encumbrance affecting the Stock Parcels; (c) transfer, relinquish, abandon, materially modify, or encumber any water right, well right, irrigation right, or other water-related interest used on or associated with the Stock Parcels, or any mineral right associated with the Stock Parcels; (d) make any material change to the zoning, land use status, access, utility service, or physical condition of the Stock Parcels outside ordinary agricultural operations; or (e) enter into any contract that would bind Buyer or the Stock Parcels after Closing, except as expressly approved by Buyer. Seller represents and warrants that there are no tenant leases or other agreements affecting the Stock Parcels that would prevent Seller’s grant of the Option or the sale of the Stock Parcels to Buyer under this Agreement or would remain in effect following the sale of the Stock Parcels to Buyer. Seller shall comply with applicable laws in its operation of the Stock Parcels and shall provide Buyer with the Documents (as defined below) required by Section 13(b).

9. Automatic Termination. If Buyer fails to exercise the Option within the Option Period, including any extension or tolling thereof, the Option and Buyer’s rights under it shall automatically terminate without further notice, subject to the provisions of this Agreement that expressly survive termination and the disposition of the Option Amount and any Extension Payment under Sections 4 through 6.

10. Assignment. Buyer may assign this Agreement and the Purchase Agreement, in whole or in part, to an affiliate of Buyer or to a joint venture, partnership, limited liability company, project company, title-holding entity, or financing entity designated by Buyer in connection with the acquisition, financing, development, ownership, or operation of the Stock Parcels or the Proposed Project, provided that Buyer gives Seller advance written notice, the assignee executes a written assumption of all obligations of Buyer for Seller’s benefit, the assignment does not materially impair Seller’s rights or remedies, and TerraVolt Holdings, Inc. remains jointly and severally liable with the assignee for all obligations of Buyer unless Seller expressly releases TerraVolt Holdings, Inc. in writing. No assignment may separate the integrated Stock Parcels and Cash Parcels transactions without Seller’s prior written consent. The Exercise Notice may designate Buyer or a permitted assignee as purchaser under the Purchase Agreement. Buyer’s disclosure of this Agreement or information concerning the Stock Parcels to, and access to the Stock Parcels by, Buyer’s affiliates, investors, lenders, joint venture partners, prospective project participants, consultants, contractors, or prospective assignees for evaluation and Due Diligence purposes shall not constitute an assignment of the Option, and Buyer remains responsible for the acts and omissions of all such persons acting as Buyer’s Representatives.

11. Section 1031 Exchange Cooperation. Seller may structure all or any portion of the disposition of the Stock Parcels as part of one or more exchanges pursuant to Section 1031 of the Internal Revenue Code, to the extent permitted by applicable law. Seller may assign its rights, but not its obligations, under this Agreement or the Purchase Agreement to a qualified intermediary or other exchange accommodation party without Buyer’s consent. Buyer shall reasonably cooperate with Seller and any qualified intermediary in connection with such exchange, including by executing customary assignment acknowledgments and exchange documentation reasonably requested by Seller and mutually acceptable written escrow instructions consistent with this Agreement and the Purchase Agreement; provided that no such escrow instructions may diminish, modify, delay, condition, or conflict with Buyer’s substantive rights under this Agreement or the Purchase Agreement, and provided further that Buyer shall not be required to incur any unreimbursed cost, expense, liability, obligation, or material delay or to make any representation or warranty and the consideration payable by Buyer shall not be increased or altered. Seller shall be responsible for all costs and fees associated with Seller’s Section 1031 exchange. Such assignment shall not release Seller from its obligations under this Agreement or the Purchase Agreement. Buyer makes no representation or warranty concerning the availability or tax consequences of Section 1031 treatment, and Seller shall rely on its own tax advisors.

12. Notices. All notices under this Agreement shall be in writing and shall be deemed delivered when received or refused if delivered personally, by nationally recognized overnight courier, or by certified United States mail, return receipt requested, or when transmitted by electronic mail if a copy is also sent by one of the foregoing methods no later than the next business day. Notices shall be addressed as follows, or to such other address as a party designates by notice.

TO SELLER: Wickel Land Company LLP c/o Ardel Wickel and Jesse Wickel PO Box 219, Declo, ID 83323 Email: wickelfarms@gmail.com

TO BUYER:

TerraVolt Holdings, Inc.

Attention: Joel Stone

Address: 11753 Willard Ave.

Tustin, CA 92782

Email: jstone@terravoltholdings.com

WITH A COPY TO:

Salvador M. Salazar
Sr. Counsel
Email: sal@terravoltholdings.com.

A copy of every Exercise Notice and every notice concerning the Option Amount, deposits, escrow instructions, exercise, Shares, the Put, escrow funding or deficiencies, or Closing shall also be delivered to TitleOne Corporation, 631 Hampton Drive, Burley, Idaho 83318, Attention Annette Roth.

13. Due Diligence; Rights and Duties During Option Period. The following provisions govern Buyer’s Due Diligence with respect to the Stock Parcels and the Proposed Project.

(a) Due Diligence; Approved Activities. During the Option Period, and at Buyer’s sole cost and expense, Buyer may conduct reasonable on-site and off-site investigations, tests, assessments, examinations, surveys, studies, planning, engineering, design, meetings, consultations, applications, submissions, negotiations, public-agency outreach, entitlement activities, and permitting activities concerning the Stock Parcels and the Proposed Project (collectively, “Due Diligence”). Due Diligence may include environmental, geotechnical, cultural, biological, traffic, access, noise, air quality, water, wastewater, stormwater, fire protection, emergency response, utility, title, appraisal, tax, soils, civil engineering, and related studies; drilling, excavation, borings, push-pull tests, and other geotechnical activities; installation of reasonable temporary testing equipment; preparation of conceptual and detailed project plans; and meetings, consultations, studies, applications, and negotiations with Cassia County, the Idaho Department of Environmental Quality, the Idaho Department of Water Resources, the Idaho Transportation Department, Raft River Rural Electric Cooperative, natural gas and electric providers, road and irrigation districts, and other governmental agencies, utilities, cooperatives, districts, and service providers. Buyer shall coordinate all physical entry on the Stock Parcels in advance with Seller. Before any drilling, excavation, boring, test, installation, sampling, or other invasive activity or any activity that may materially affect crops, irrigation, water rights, wells, improvements, title, or farming operations, Buyer shall provide Seller reasonable advance notice and coordinate the work with Seller so as to minimize unreasonable interference with agricultural operations. Seller may impose reasonable seasonal, crop, irrigation, biosecurity, and safety conditions that do not unreasonably prevent or delay Buyer’s Due Diligence. Buyer is responsible for all acts and omissions of Buyer’s Representatives.

(b) Documents. Within ten (10) days after the Effective Date, Seller shall furnish Buyer copies of all documents in Seller’s possession or control that materially relate to the Stock Parcels, including deeds; title reports and policies; surveys; site plans; zoning and land use materials; environmental, soils, geotechnical, biological, cultural, traffic, water, wastewater, irrigation, drainage, and utility studies; water right permits, licenses, decrees, claims, transfer or conversion records, well logs, pump records, and irrigation district records; written leases, tenancies, rental agreements, crop or farm agreements, service contracts, management agreements, easements, and other agreements affecting the Stock Parcels; and a written description of material oral agreements affecting the Stock Parcels (collectively, the “Documents”).

(c) Access; Coordination with Agricultural Operations. Seller shall provide Buyer and Buyer’s employees, agents, consultants, contractors, engineers, surveyors, entitlement consultants, legal counsel, investors, lenders, joint venture partners, prospective project participants or assignees, utility representatives, and governmental representatives (collectively, “Buyer’s Representatives”) with reasonable access to the Stock Parcels for Due Diligence, subject to advance coordination with Seller and Seller’s reasonable seasonal, crop, irrigation, biosecurity, and safety conditions. Buyer and Buyer’s Representatives shall avoid unreasonable interference with ongoing farming and irrigation operations, minimize damage to crops and agricultural improvements, comply with Seller’s access instructions, and leave gates and security devices as found. Buyer shall be responsible for all acts and omissions of Buyer’s Representatives under this Agreement.

(d) Title Commitment; Survey; Objections. During the Option Period, Seller shall cooperate with Buyer as reasonably needed for Buyer to obtain an ALTA/NSPS Land Title Survey of the Stock Parcels prepared by a professional land surveyor licensed in the State of Idaho and certified to Buyer, Seller, and TitleOne Corporation (the “ALTA Survey”) and a commitment for an ALTA Extended Coverage Owner’s Policy of Title Insurance in the amount required by Buyer from a title insurance company acceptable to Buyer, showing all matters affecting title to the Stock Parcels, together with legible copies of all recorded exceptions. The ALTA Survey shall control the total acreage and the boundaries of the Stock Parcels for all purposes under this Agreement and the Purchase Agreement, including calculation of the Purchase Price, and the legal descriptions of the Stock Parcels on Schedule 1 shall be conformed to the ALTA Survey before Closing. Buyer may review and object to title, access, survey, acreage, easement, water-right, and other matters as part of its Due Diligence and in determining whether to exercise the Option.

(e) Defined Project Uses. For purposes of this Agreement, “Data Center Campus” means an integrated, master-planned development on or including the Stock Parcels for one or more hyperscale, neocloud, colocation, artificial intelligence, or other data center facilities and customary supporting infrastructure, including internal roads, parking, security facilities, substations, utility buildings, cooling systems, water systems, wastewater systems, maintenance buildings, warehouses, stormwater facilities, and ancillary behind-the-meter power generation and energy storage facilities. “Ancillary Behind-the-Meter Power Generation Facility” means a natural gas power plant, generator array, turbine installation, fuel system, battery energy storage system, substation, switchgear, control building, emissions control equipment, stack, or related equipment located on or serving the Data Center Campus and operated primarily to serve the electric load of the Data Center Campus. “Isolated Non-Export Non-Parallel System” means an electrical configuration in which dedicated onsite generation is primarily consumed onsite, is designed not to export power for off-site sale, and does not operate in parallel with the bulk transmission or distribution grid, except for limited temporary interconnection or other functions expressly approved for testing, commissioning, black start, maintenance bypass, protective relaying, emergency safety, or similar reliability purposes.

(f) Governmental Approvals. “Governmental Approvals” means all governmental (local, county, state, or federal), quasi-governmental, utility, cooperative, district, agency, board, commission, department, and other public or private approvals, authorizations, consents, permits, licenses, applications, agreements, determinations, interpretations, amendments, text amendments, map amendments, comprehensive plan amendments, development agreements, conditional use permits, special use permits, zoning approvals, master plans, site plans, subdivision approvals, lot line adjustments, parcel maps, building permits, grading permits, air permits, water-right approvals, water transfers or conversions, water and wastewater approvals, utility and service approvals, system impact studies, natural gas service and interconnection approvals, road and access approvals, transportation and encroachment permits, environmental reviews, findings, conditions, mitigation measures, and related entitlements that Buyer deems necessary or desirable for the investigation, planning, entitlement, financing, construction, ownership, operation, leasing, or disposition of the Stock Parcels or the Proposed Project.

(g) Zoning, Land Use, Water, Utility, and Permitting Rights. Without limiting subsection (f), Buyer may prepare, file, seek, process, support, amend, modify, defend, obtain, vest, withdraw, abandon, allow to expire, or otherwise manage Governmental Approvals reasonably related to the Proposed Project. Such activities may include amendments to the Multiple Use zoning regulations or other applicable development regulations; conditional use permits; development agreements; master plans; subdivision approvals; water-right approvals, transfers, or conversions; environmental permits; utility and service approvals; system impact studies; transportation and encroachment permits; and approvals for data centers, behind-the-meter natural gas generation, battery energy storage, substations, switchgear, emissions control equipment, fuel and natural gas infrastructure, water and wastewater treatment, cooling systems, roads, security, parking, and other supporting uses and infrastructure. Seller acknowledges that Buyer must be able to investigate, validate, and verify during the Option Period that the Stock Parcels can be entitled and developed for the Proposed Project as planned, and that doing so requires Buyer to prepare, file, and process applications, submittals, and related Governmental Approvals before Closing. Buyer’s rights under this subsection are subject to subsection (i), and no Governmental Approval, application, or submittal shall bind Seller, encumber the Stock Parcels, or restrict Seller’s ownership, use, or farming of the Stock Parcels before Closing without Seller’s separate written approval as provided therein.

(h) Seller Cooperation with Governmental Approvals. Within five (5) business days after Buyer’s reasonable request, Seller shall execute and deliver owner authorizations, applications, petitions, affidavits, letters, consents, site-control confirmations, access authorizations, and other instruments reasonably necessary for Buyer to pursue Governmental Approvals affecting the Stock Parcels, provided Buyer pays the third-party application fees, consultant costs, and governmental processing costs. Seller shall not unreasonably object to, protest, appeal, oppose, delay, interfere with, or support a third-party challenge to a Governmental Approval pursued in accordance with this Agreement, and Seller shall reasonably cooperate in public hearings, agency meetings, and entitlement proceedings if requested by Buyer. Nothing in this subsection requires Seller to accept a present binding burden prohibited by subsection (i).

(i) No Pre-Closing Burden on Seller or Stock Parcels. Notwithstanding any other provision of this Agreement, no easement, dedication, lien, assessment, water-right transfer or conversion, utility obligation, construction obligation, operational obligation, development agreement, recorded covenant, or other material burden shall become binding upon Seller or the Stock Parcels before Closing without Seller’s separate written approval. Buyer may prepare, negotiate, submit, and process documents that could create such a burden, but no such document shall be executed by Seller, recorded, accepted as a binding obligation of Seller, or made effective against the Stock Parcels before Closing without Seller’s separate written approval. For clarity, a zoning text amendment, land use approval, permit, or condition that imposes obligations only if and when Buyer or a successor commences the approved development, and that imposes no present payment, dedication, encumbrance, assessment, construction, operational, or water-right obligation on Seller before Closing, shall not by itself constitute a prohibited pre-Closing burden under this subsection. To the extent permitted by the applicable governmental authority, Buyer shall request that any condition, obligation, or burden attached to a Governmental Approval obtained before Closing become effective only upon or after Closing, and, as between Seller and Buyer, any such condition, obligation, or burden shall be the sole responsibility of Buyer. Buyer shall not execute any document in Seller’s name or on Seller’s behalf. Nothing in this Agreement shall bind Seller or affect title to or the use of the Stock Parcels before Closing, except as Seller expressly approves in a separate writing.

(j) No Obligation to Purchase; Public-Agency Records. Seller acknowledges that Buyer’s right to pursue Governmental Approvals is a material part of the Option and that Buyer may decide not to exercise the Option even after applications or approvals have been prepared, filed, processed, obtained, denied, conditioned, modified, withdrawn, abandoned, or allowed to lapse. So long as Buyer complies with subsection (i), the existence of Due Diligence materials, filed applications, agency correspondence, public-agency records, zoning or code amendments, or project-specific approvals shall not constitute waste, slander of title, a cloud on title, impairment of the Stock Parcels, bad faith, or other actionable conduct by Buyer. Buyer shall have no obligation after a permitted termination to reverse a legislative or regulatory action not uniquely binding Seller or the Stock Parcels, but Buyer shall reasonably cooperate, at Seller’s request and expense, in withdrawing any then-pending project-specific application that can be withdrawn without cost or continuing liability to Buyer.

(k) Inspection Standards; Restoration; Liens; Environmental Matters; Indemnity; Insurance. Buyer shall perform Due Diligence in a manner that avoids damage or disruption to the Stock Parcels, crops, farming operations, irrigation systems, water rights, wells, roads, fences, gates, equipment, sheds, retained property, and other improvements. Buyer is responsible for all acts and omissions of Buyer’s Representatives, including its consultants and contractors, and for any environmental release or condition caused, exacerbated, or spread by Buyer or Buyer’s Representatives, and for all resulting liens, penalties, governmental claims, and agency filings or submissions. Buyer shall promptly restore all affected property substantially to its prior condition, repair all damage, remove or bond off all liens before they affect title, remove all debris and test materials, address unsafe conditions, and compensate Seller for crop loss and operational interruption caused by Buyer’s or Buyer’s Representatives’ activities. Buyer shall indemnify, defend, and hold harmless Seller and its partners, affiliates, representatives, employees, agents, and contractors from and against all claims, losses, liabilities, damages, liens, penalties, costs, and reasonable attorneys’ fees arising from Buyer’s or Buyer’s Representatives’ entry or activities, except to the extent caused by Seller. Merely discovering or reporting a preexisting condition does not create liability for Buyer, but Buyer remains responsible for exacerbating or spreading any preexisting condition. Before any physical entry, Buyer shall maintain commercially reasonable commercial general liability, automobile liability, workers’ compensation, employer’s liability, environmental or pollution liability, and contractor and consultant coverage appropriate to the activities, shall name Seller as an additional insured where commercially available, and shall provide Seller certificates of insurance and applicable endorsements before entry. Such insurance shall be primary and noncontributory and include a waiver of subrogation in favor of Seller where commercially available, and shall continue through completion of the activities and all required restoration. Buyer’s repair, restoration, lien, environmental, indemnity, and insurance obligations survive Closing or termination.

(l) Environmental Laws; Hazardous Substances. For purposes of this Agreement, “Environmental Laws” means applicable federal, State of Idaho, and local laws and regulations concerning hazardous substances, hazardous waste, contamination, releases, air quality, water quality, underground storage tanks, solid waste, and environmental remediation, including applicable provisions of the federal Comprehensive Environmental Response, Compensation, and Liability Act and Resource Conservation and Recovery Act and applicable Idaho environmental and hazardous-waste laws. “Hazardous Substance” means a substance, material, or waste regulated as hazardous, toxic, contaminating, or polluting under applicable Environmental Laws, but does not include lawful agricultural chemicals used, stored, handled, and disposed of in compliance with applicable law solely by reason of such lawful use.

(m) Closing Following Exercise. If Buyer exercises the Option, the parties shall proceed to Closing of the Stock Parcels in accordance with the Purchase Agreement concurrently with the closing of the Cash Parcels, unless Seller otherwise agrees in writing.

14. Prorations. Real property taxes, special taxes, assessments, and other customary prorations shall be prorated between Seller and Buyer as of Closing in accordance with the Purchase Agreement and the final settlement statement.

15. Entire Agreement; Integrated Transaction; Priority. This Agreement, including Schedule 1 and Exhibits A and B, contains the entire agreement between the parties concerning the Option and supersedes prior oral or written understandings concerning the same subject matter, except for any separate confidentiality agreement that expressly survives. This Agreement and the separate Cash Parcels option agreement and its exhibits constitute one integrated transaction between the parties. Any amendment or waiver of the simultaneous-exercise or concurrent-closing requirements must be in writing signed by Seller and Buyer, and no provision shall be construed to eliminate the integrated-transaction requirements without Seller’s express written agreement. Any amendment must be in writing signed by both parties. If any conflict exists among these documents, the Purchase Agreement controls substantive economic rights concerning the Purchase Price, the Promissory Note and the principal amount thereof, Buyer defaults, purchase, and Closing; and this Agreement controls the Option Period and pre-exercise rights.

16. Attorney’s Fees. In any action or proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in addition to any other relief awarded.

17. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective permitted successors and assigns.

18. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho, without regard to conflict-of-law principles. Any action arising out of or relating to this Agreement shall be brought exclusively in the District Court of the State of Idaho in and for Cassia County, Idaho, and each party irrevocably consents to its jurisdiction and venue.

19. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one instrument. Signatures transmitted electronically or by PDF shall be effective as originals.

20. Tolling. The Option Period shall be tolled during any period in which litigation, a governmental moratorium, or other similar circumstance beyond Buyer’s reasonable control materially delays or prevents Buyer from pursuing the Proposed Project or applicable permits or approvals. In addition, the Option Period shall be tolled during any period in which Seller is in default of its obligations under this Agreement or the Cash Parcels Option Agreement or is unable to perform its obligations under the Purchase Agreement or the Cash Parcels purchase agreement. The Option Period shall be extended for the period during which such circumstance continues, without any outside limitation on the tolling period.

21. Memorandum of Option. At Buyer’s request, Seller shall, within five business days, execute a memorandum of this Agreement in a form reasonably acceptable to Seller and Buyer, which Buyer may record in the real property records of Cassia County, Idaho, to provide notice of the Option. Upon expiration or termination of this Agreement without exercise of the Option, Buyer shall promptly execute and record a release or termination of the memorandum at Buyer’s cost. This obligation survives expiration or termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER:		BUYER:

WICKEL LAND COMPANY LLP an Idaho limited liability partnership		TERRAVOLT HOLDINGS, INC. a Nevada corporation

By:	/s/ Ardel Wickel	By:	/s/ Joel Stone
Name:	Ardel Wickel	Name:	Joel Stone
Title:	Partner	Title:	Chief Executive Officer

By:	/s/ Jesse Wickel
Name:	Jesse Wickel
Title:	Partner

SCHEDULE 1

STOCK PARCELS

The Stock Parcels subject to this Agreement are identified below and are currently estimated to total approximately 174.10 acres. The parcel numbers and acreage figures are included solely for convenience. The complete recordable legal descriptions annexed hereto as Annex A shall control the identity and boundaries of the Stock Parcels until the ALTA Survey (as defined in Section 13(d)) is completed. Upon completion, the ALTA Survey shall control the total acreage and the boundaries of the Stock Parcels for all purposes, including calculation of the Purchase Price under Exhibit A, and the legal descriptions annexed to this Schedule 1 shall be conformed to the ALTA Survey.

No.	Parcel Number	Approx. Acres
i.	RP10S25E300001	111.00
ii.	RP10S25E302401	63.10
	TOTAL	174.10

ANNEX A TO SCHEDULE 1

PARCEL NO. 1 - RP10S25E302401

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 30:	Part of the North ½, more particularly described as follows:

Beginning at the Northwest Corner of Section 30, said corner marked by a 1½ inch iron pipe; Thence North 89°22’24inch East along the north line of Section 30 for a distance of 25.00 feet to a ½ inch rebar which shall be the POINT OF BEGINNING;

Thence North 89°22’24” East along said section line for a distance of 1181.91 feet to a 5/8 inch rebar at the Northeast Corner of Gov’t Lot 1;

Thence North 89°23’40” East along the north line of Section 30 for a distance of 1314.76 feet to an iron pipe at the North ¼ Corner of Section 30;

Thence South 00°51’02” West along the east line of the NE¼NW¼ for a distance of 1347.33 feet to a U.S.R.S. iron pipe with brass cap at the Southeast Corner of the NE¼NW¼ of Section 30;

Thence North 89°59’52” West along the south line of the SE¼NE¼NW¼ for a distance of 658.06 feet to a 5/8 inch rebar at the Southwest Corner of the SE¼NE¼NW¼;

Thence North 00°53’09” East along the west line of the SE¼NE¼NW¼ for a distance of 167.55 feet to a 5/8 inch rebar at the Southeast Corner of the N½S½SW¼NE¼NW¼;

Thence South 89°55’35” West along the south line of the N½S½SW¼NE¼NW¼ for a distance of 657.97 feet to a 5/8 inch rebar at the Southwest Corner of the N½S½SW¼NE¼NW¼;

Thence South 00°55’16” West along the east line of Gov’t Lot 1 for a distance of 166.68 feet to a 5/8 inch rebar at the Southeast Corner of Gov’t Lot 1;

Thence North 89°59’51” West along the south line of Gov’t Lot 1 for a distance of 472.98 feet to the centerline of the “J” Canal;

Thence North 39°53’16” West along said centerline for a distance of 88.29 feet;

Thence North 30°49’22” West along said centerline for a distance of 103.57 feet;

Thence North 03°50’53” West along said centerline for a distance of 48.29 feet;

Thence North 04°48’26” East along said centerline for a distance of 90.97 feet;

Thence along a non-tangent curve to the left along said centerline for a distance of 334.18 feet, said curve having a radius of 276.84 feet, a delta angle of 69°09’50”, and a long chord bearing of North 29°47’45” West for a distance of 314.26 feet;

Thence North 64°22’41” West along said centerline for a distance of 52.45 feet;

Thence along a tangent curve to the right along said centerline for a distance of 252.78 feet, said curve having a radius of 354.17 feet, a delta angle of 40°53’37”, and a long chord bearing of North 43°55’52” West for a distance of 247.45 feet;

Thence North 25°03’24” West along said centerline for a distance of 39.44 feet to a temp point;

Thence North 23°33’57” West along said centerline for a distance of 97.14 feet to a temp point;

Thence North 40°01’45” West along said centerline for a distance of 236.46 feet;

Thence North 88°21’45” East for a distance of 45.52 feet to a ½ inch rebar;

Thence North 88°21’45” East for a distance of 204.95 feet to a ½ inch rebar;

Thence North 20°55’48” East for a distance of 93.41 feet to a ½ inch rebar;

Thence North 00°04’39” West for a distance of 53.30 feet to a ½ inch rebar;

Thence South 87°49’50” West for a distance of 283.57 feet;

Thence North 00°11’02” East for a distance of 6.56 feet to a ½ inch rebar;

Thence North 00°11’02” East for a distance of 101.81 feet to the POINT OF BEGINNING.

EASEMENT NO. 1:

A Perpetual Non-Exclusive Access and Irrigation Easement for the benefit of Parcel No. 1 as Reserved in Warranty Deed by and between, Wickel Land Company, LLP an Idaho Limited Liability Partnership, Grantor and Zachary Scott Russell and Jessie Raleen Russell, husband and wife, dated February 17, 2022, and recorded February 25, 2022, as Instrument No. 2022-000828, records of Cassia County, Idaho, more particularly described as follows:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, STATE OF IDAHO

Section 20:	Part of Gov’t Lot 1, more particularly described as follows:

Beginning at the Northwest Corner of Section 30, said corner marked by a 1½ inch iron pipe which shall be the POINT OF BEGINNING;

Thence North 89°22’24” East along the north line of Section 30 for a distance of 25.00 feet to a ½ inch rebar;

Thence South 00°11’02” West for a distance of 108.37 feet;

Thence South 87°49’50” West for a distance of 25.12 feet to the west line of Section 30;

Thence North 00°14’09” East along said section for a distance of 109.04 feet to the POINT OF BEGINNING.

PARCEL NO. 2 - RP10S25E30001:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 30: NW¼NE¼

PARCEL NO. 3 - RP10S25E30001:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 30:	Part of the NE¼NE¼ and part of the SE¼NE¼, more particularly described as follows:

Beginning at the Northeast corner of said Section 30, said point marked by a 2 inch iron pipe which shall be the POINT OF BEGINNING;

Thence South 0°41’09” West along section line for 975.46 feet to a ½ inch rebar on the North right-of-way of State Highway 30;

Thence South 60°43’04” West (South 59°33’ West State Highway data) along said highway right-of-way for 52.44 feet to a highway R/W marker at Sta. 584+76.0;

Thence South 60°43’04” West (South 59°33’ West State Highway data) along said highway right-of-way for 608.48 feet to a point on the 1/16th section line;

Thence South 60°43’04” West (South 59°33’ West State Highway data) along said highway right-of-way for 863.87 feet to a point on the 1/16th section line;

Thence North 1°17’34” East along said 1/16th section line for 451.72 feet to a point at the Southwest corner of the NE¼NE¼;

Thence North 1°17’34” East along said 1/16th section line for 1334.18 feet to a U.S. General Land Office Brass Cap at the East 1/16th corner;

Thence South 87°10’24” East along the section line for 1302.95 feet to the POINT OF BEGINNING.

PARCEL NO. 4 - RP10S25E30001:

TOWNSHIP 10 SOUTH, RANGE 25 EAST OF THE BOISE MERIDIAN,

CASSIA COUNTY, IDAHO

Section 30:	Part of the SW¼NE¼ of said Section 30, more particularly described as follows:

Beginning at the Northwest corner of the SW¼NE¼ of said Section 30, said point marked by a U.S. General Land Office Brass Cap which shall be the POINT OF BEGINNING;

Thence South 87°45’36” East along the 1/16th section line for 1317.17 feet to a point at the Northeast corner of the SW¼NE¼;

Thence South 1°17’34” West along the 1/16th section line for 451.72 feet to a point on the North right-of-way of State Highway 30;

Thence South 60°43’04” West (South 59°33’ West State Highway data) along said highway right-of-way for 902.85 feet to a highway right-of-way marker at Sta. 561+00;

Thence North 50°38’09” West along the North right-of-way of “J” Canal for 431.98 feet to a ½ inch rebar;

Thence North 79°33’02” West along said canal right-of-way for 208.56 feet to a ½ inch rebar on the ¼ section line;

Thence North 1°51’50” East along said ¼ section line for 633.21 feet to the POINT OF BEGINNING.

SAVE AND EXCEPT the following described tracts:

Tract No. 1:

Beginning at the Northwest corner of the said SW¼NE¼, said corner marked by a U.S. General Land Office pipe with brass cap; thence South 1°51’50” West along the quarter section line for 359.27 feet to a ½ inch rebar which shall be the POINT OF BEGINNING;

Thence South 86°57’59” East for 122.57 feet to a ½ inch rebar;

Thence South 6°24’40” West for 287.40 feet to a ½ inch rebar on the North right-of-way of the “J” canal;

Thence North 79°33’02” West along said right-of-way for 100.89 feet to a ½ inch rebar on the quarter section line;

Thence North 1°51’50” East along the quarter section line for 273.94 feet to the POINT OF BEGINNING.

Tract No. 2:

Beginning at the Northwest corner of the said SW¼NE¼, said corner marked by a U.S. General Land Office pipe with brass cap; thence South 1°51’50” West along the quarter section line for 359.27 feet to a ½ inch rebar; thence South 86°57’59” East for 122.57 feet to a ½ inch rebar which shall be the POINT OF BEGINNING;

Thence South 86°57’59” East for 153.33 feet to a ½ inch rebar;

Thence South 0°07’35” West for 361.45 feet to a ½ inch rebar on the North right-of-way of the “J” Canal;

Thence North 50°38’09” West for 101.58 feet to a ½ inch rebar;

Thence North 79°33’02” West for 107.66 feet to a ½ inch rebar;

Thence North 6°24’40” East for 287.40 feet to the POINT OF BEGINNING.

EXHIBIT A to OPTION AGREEMENT – STOCK PARCELS

PURCHASE AND SALE AGREEMENT – STOCK PARCELS

This Purchase and Sale Agreement (this “Purchase Agreement”) is entered into by Wickel Land Company LLP, an Idaho limited liability partnership (“Seller”), and TerraVolt Holdings, Inc., a Nevada corporation (“Buyer”), pursuant to and in connection with that certain Option Agreement – Stock Parcels between Seller and Buyer (the “Option Agreement”) related to the Stock Parcels. Capitalized terms not defined in this Purchase Agreement have the meanings given in the Option Agreement. This Purchase Agreement shall become binding when Buyer timely exercises the Option in accordance with Section 7 of the Option Agreement and Seller executes and returns this Purchase Agreement as required thereunder (the “PSA Effective Date”).

1. Purchase and Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, all of the Stock Parcels described on Schedule 1 to the Option Agreement, together with Seller’s right, title, and interest in appurtenant easements, rights-of-way, access rights, transferable water rights, mineral rights, wells, pumps and permanent irrigation facilities serving the transferred water rights, and other fixtures and permanent improvements located on or affixed to the Stock Parcels, except for the Excluded Seller Property (collectively, the “Purchased Property”).

2. Total Acreage and Boundaries; ALTA Survey. The ALTA Survey (as defined in Section 13(d) of the Option Agreement) shall control the total acreage and the boundaries of the Stock Parcels for all purposes under this Purchase Agreement, including calculation of the Purchase Price and the principal amount of the Promissory Note delivered at Closing, and the legal descriptions on Schedule 1 and in the deed delivered at Closing shall be conformed to the ALTA Survey. The parties acknowledge that the current aggregate acreage of 174.10 acres is an estimate only.

3. Purchase Price. The total purchase price (the “Purchase Price”) shall equal Thirty Thousand Dollars ($30,000.00) multiplied by the total acreage of the Stock Parcels shown on the ALTA Survey and shall be payable by delivery of the Promissory Note as provided in Section 5, subject to the Option Credit. Based on the current estimated acreage of 174.10 acres, the estimated Purchase Price is Five Million Two Hundred Twenty-Three Thousand Dollars ($5,223,000.00). The final Purchase Price shall be adjusted based on the ALTA Survey.

4. Application of Option Credit. If Buyer exercises the Option and the purchase of the Stock Parcels closes, the Option Credit shall be credited against the Purchase Price.

5. Purchase Price Consideration.

(a) The Promissory Note and Mortgage. At Closing, Buyer shall issue and deliver to Seller the Promissory Note in the principal amount equal to the Purchase Price, as adjusted pursuant to Section 4. The Promissory Note shall be convertible into shares of Buyer common stock at the time, in the manner and in the amounts set forth in the Promissory Note and shall be secured by a Purchase Money Mortgage substantially in the form annexed to this Purchase Agreement as Exhibit A (the “Mortgage”). The Promissory Note and the shares of Buyer common stock issuable upon conversion of the Promissory Note shall be issued as restricted securities in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Promissory Note shall not be transferable, and Seller agrees that it will not sell or otherwise transfer, and that no Permitted Transferee may sell or otherwise transfer, the Promissory Note in whole or in part, except, upon prior written notice to Buyer, to a Permitted Transferee. A “Permitted Transferee” is, (x) in the case of a natural person, a (i) parent, child or spouse of such person, (ii) a trust or custodianship from which such person, or a parent, child or spouse of such person, currently is entitled (or may be entitled, in the discretion of the trustee or custodian, as the case may be) to receive distributions from such trust or custodianship or (iii) any other person or entity to whom the Promissory Note may be transferred for estate planning purposes pursuant to the Securities Act and the rules and regulations thereunder and other applicable law and (y) in the case of an entity, including Seller, to any Affiliate (as defined in the Securities Act).

(b) Marketability and Resale Cooperation. At all times prior to the second anniversary of the Closing, Buyer shall maintain its reporting status under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall maintain its listing or quotation on OTCQB, Nasdaq, NYSE, NYSE American, or another established stock market, and shall maintain its DTC eligibility and a qualified transfer agent. Buyer shall not impose any improper stop-transfer instruction, blackout, restriction, or other impediment on the ability of Seller to sell or transfer any shares of Buyer common stock issued upon conversion of the Promissory Note in accordance with applicable securities laws; and shall cause Buyer’s counsel to deliver any required Rule 144 or legend-removal opinion within two (2) Business Days of Buyer’s receipt of written notice of Seller’s sale of any such shares pursuant to Rule 144; and shall cause its transfer agent to remove legends or complete book-entry transfers within two (2) Business Days after eligibility and such transfer agent’s receipt of customary documents. Buyer shall pay all issuer, Buyer counsel, transfer-agent, DTC, and processing costs and shall promptly notify Seller of any filing or reporting default, suspension, delisting, DTC issue, transfer-agent issue, regulatory event, blackout, stop transfer, insolvency event, or other event affecting resale that is not reported by Buyer in its filings under the Exchange Act. Seller shall be responsible for the payment of its own brokerage, tax and legal fees and expenses and shall remain responsible for compliance with all applicable federal and state securities laws.

6. Closing. The consummation of the purchase and sale of the Stock Parcels (the “Closing”) shall occur exclusively through TitleOne concurrently with the closing of the Cash Parcels, unless Seller otherwise agrees in writing, on a date designated by Buyer in the Exercise Notice or by subsequent written notice, but no later than thirty (30) days after the PSA Effective Date unless the parties agree otherwise in writing. At Closing, Buyer shall cause the Promissory Note to be issued to Seller and shall deliver the Mortgage and all other required documents. Seller shall deliver the deed and other required documents, but TitleOne shall not release or record the deed until it confirms issuance of the Promissory Note and Mortgage, inclusion of complete recordable legal descriptions, and satisfaction of the concurrent Cash Parcels closing condition. Mutually acceptable written escrow instructions may supplement but shall not diminish the substantive rights of either party under the Option Agreement or this Purchase Agreement.

7. Title; Conveyance; Closing Deliveries. At Closing, Seller shall convey fee simple title to the Purchased Property by a duly executed and recordable general warranty deed containing the complete recordable legal descriptions of the Stock Parcels from Schedule 1, as conformed to the ALTA Survey, expressly excluding the Excluded Seller Property, and in form reasonably acceptable to Buyer and TitleOne, subject only to exceptions approved by Buyer during the Option Period and any new exceptions approved in writing by Buyer. Seller shall deliver to TitleOne the deed, customary owner affidavits, entity authority documents, assignments of transferable water rights and other appurtenant rights included in the Purchased Property, and such other documents reasonably necessary to complete the conveyance. Buyer shall deliver to TitleOne the Promissory Note, the Mortgage and its customary entity authority documents. The parties shall execute mutually acceptable written escrow instructions consistent with this Purchase Agreement that do not diminish Buyer’s or Seller’s rights.

8. Agricultural Operations and Crops After Closing. The Stock Parcels are currently used for agricultural operations and may include planted crops as of Closing. If any crops planted before Closing remain growing or unharvested after Closing, Seller may continue to farm and harvest those crops after Closing. At any time after Closing, Buyer may terminate Seller’s right to continue farming all or any affected acreage by giving Seller ninety (90) days’ written notice to vacate the affected acreage (a “Notice to Vacate”). Within the ninety (90)-day period following Seller’s receipt of a Notice to Vacate, Seller shall remove its equipment and other Excluded Seller Property from the affected acreage in accordance with Section 9, and Buyer shall purchase Seller’s crops on the affected acreage at Fair Market Value as provided in this Section 8. Upon Closing, Seller shall not plant any new crops on the Stock Parcels. Seller may harvest the applicable crops during the notice period and shall cease farming and surrender possession of the affected acreage upon receipt by Seller of the purchase price for the crops as hereinafter provided in this Section 8. Buyer may, at any time after delivery of a Notice to Vacate, elect to purchase the crops located on the affected acreage at Fair Market Value, and upon payment of such Fair Market Value, Seller shall immediately cease farming and surrender possession of the affected acreage to Buyer. If any crops remain growing or unharvested on the affected acreage at the end of the ninety(90)-day notice period, Buyer shall purchase those crops from Seller at Fair Market Value.

For purposes of this Section, “Fair Market Value” means (a) the current market price for the applicable crop, as published or referenced by the Idaho Farm Bureau Federation (“IFBF”) as of the date Buyer gives Seller the Notice to Vacate the affected acreage, multiplied by (b) the average annual yield per acre for such crop shown by Seller’s production records for the five (5) crop years immediately preceding the Notice to Vacate, multiplied by (c) the number of acres of the affected acreage planted in such crop. Seller shall deliver copies of such production records, with reasonable supporting documentation, to Buyer within ten (10) days after receipt of the Notice to Vacate. Buyer shall have no obligation to compensate Seller for crops planted after Closing.

9. Excluded Seller Property; Storage Buildings; One-Year License; Removal. “Excluded Seller Property” means all of Seller’s existing equipment and facilities used for agricultural operations on the Stock Parcels, whether movable or affixed, including irrigation equipment and facilities, pumps, pump motors, electrical panels and controls, pivots, irrigation lines, farm equipment, machinery, tools, parts, supplies, materials, and related personal property and fixtures, together with the existing equipment and machinery storage sheds and other farm buildings and structures, if any (collectively, the “Storage Buildings”). Notwithstanding Section 1 of this Purchase Agreement, all Excluded Seller Property is retained by Seller and excluded from the Purchased Property. Excluded Seller Property does not include the land, transferable water rights, mineral rights, or the wells themselves, including their wellbores and casings, which are conveyed to Buyer without Seller’s retained pumping equipment. Seller shall have a rent-free and payment-free license to use the Storage Buildings for equipment storage and related agricultural purposes for one (1) year beginning at Closing (the “Storage License Period”). The Storage License Period ends one (1) year after Buyer’s delivery of any Notice to Vacate, and does not extend Seller’s rights elsewhere on the Stock Parcels. All other acreage is subject to a ninety (90)-day Notice to Vacate under Section 8 and this Section 9. During the Storage License Period, Seller may, at its expense, dismantle and remove the Storage Buildings, if any, and their contents, coordinating with Buyer, removing debris, and repairing material physical damage caused by removal. Any Storage Building or Excluded Seller Property stored in it remaining at expiration of the Storage License Period shall be deemed abandoned and become Buyer’s property without further payment or instrument. Buyer shall charge no rent, fee, or other consideration for permitted use or removal during that period. At any time after Closing, Buyer may deliver a Notice to Vacate for all or any portion of the Stock Parcels other than the Storage Buildings and property stored within them. Subject to Seller’s crop rights under Section 8, Seller shall cease occupancy and remove all Excluded Seller Property from the affected acreage within ninety (90) days after receiving that notice. Seller may not remove or damage the conveyed wells, including their wellbores and casings, or impair the conveyed water rights. Excluded Seller Property remaining on the noticed acreage after ninety (90) days shall be deemed abandoned and may be retained, removed, or disposed of by Buyer without liability to Seller. Seller shall coordinate access and removal, repair material physical damage, and remain subject to the insurance and liability provisions of Section 10.

10. Post-Closing Seller Activities; Insurance and Liability. During any period after Closing in which Seller continues farming the Stock Parcels, uses the Storage Buildings, or removes Excluded Seller Property pursuant to this Purchase Agreement, Seller shall maintain commercially reasonable liability insurance covering such activities, name Buyer as an additional insured where commercially available, and provide evidence of such insurance to Buyer upon request. Seller shall be responsible for, and shall indemnify and hold Buyer harmless from, claims, losses, liabilities, and property damage arising from Seller’s post-Closing activities or the activities of Seller’s employees, agents, or contractors, except to the extent caused by Buyer’s negligence or willful misconduct.

11. Section 1031 Like-Kind Exchange. Seller may structure all or any portion of the sale of the Stock Parcels as part of one or more exchanges pursuant to Section 1031 of the Internal Revenue Code, to the extent permitted by applicable law. Seller may assign its rights, but not its obligations, under this Purchase Agreement to a qualified intermediary or other exchange accommodation party without Buyer’s consent. Buyer shall reasonably cooperate with Seller and any qualified intermediary in connection with such exchange, including by executing customary assignment acknowledgments and exchange documentation reasonably requested by Seller and mutually acceptable written escrow instructions consistent with this Purchase Agreement; provided that no such escrow instructions may diminish, modify, delay, condition, or conflict with Buyer’s substantive rights under this Purchase Agreement, and provided further that Buyer shall not be required to incur any unreimbursed cost, expense, liability, obligation, or material delay or to make any representation or warranty not otherwise set forth in this Purchase Agreement and the consideration payable by Buyer shall not be increased or altered. Seller shall be responsible for all costs, expenses, and fees associated with Seller’s Section 1031 exchange. Such assignment shall not release Seller from its obligations under this Purchase Agreement. Seller acknowledges that Buyer makes no representation or warranty concerning the availability or tax consequences of Section 1031 treatment, including with respect to the Promissory Note or any other consideration, and Seller shall rely on its own tax advisors.

12. Seller Representations and Covenants. Seller represents to Buyer as of the PSA Effective Date and Closing that: (a) Seller is duly organized, validly existing, and authorized to enter into and perform this Purchase Agreement; (b) Seller has authority to convey the Purchased Property; (c) there are no tenant leases or other agreements affecting the Stock Parcels that would prevent Seller’s grant of the Option or the sale and conveyance of the Stock Parcels to Buyer under the Option Agreement and this Purchase Agreement or that would survive the transfer of the Stock Parcels to Buyer; (d) Seller is acquiring the Promissory Note for its own account in a transaction exempt from registration, subject expressly to Seller’s lawful resale and permitted-transfer rights; (e) Seller has had an opportunity to discuss Buyer’s business, management, financial affairs, and the terms and conditions of issuance with Buyer’s management; (f) Seller understands that the Promissory Note and any shares of Buyer common stock issuable upon conversion of the Promissory Note are restricted securities and may be resold or transferred only pursuant to registration or an available exemption, but Seller is not required to hold any such shares indefinitely and retains all rights under Section 5; and (g) from the PSA Effective Date through Closing, Seller shall not voluntarily create a new lien, easement, lease, option, purchase right, water-right transfer, or other material encumbrance affecting the Purchased Property without Buyer’s written consent. Seller shall promptly notify Buyer of any material casualty, condemnation notice, governmental notice, or title matter first received after the PSA Effective Date.

13. Buyer Representation. Buyer represents to Seller as of the PSA Effective Date and Closing that Buyer is duly organized, validly existing, and authorized to enter into and perform this Purchase Agreement and that the person executing this Purchase Agreement on Buyer’s behalf is authorized to do so.

14. Conditions to Closing. Buyer’s obligation to close is conditioned on Seller’s material performance of this Purchase Agreement, the continued accuracy in all material respects of Seller’s representations through Closing, and Seller’s ability to convey the Purchased Property in accordance with Section 7. If a new title, casualty, condemnation, governmental, utility, water-right, or other material matter arises after Buyer exercises the Option and before Closing that was not caused by Buyer and materially impairs the Purchased Property or Buyer’s proposed development, Buyer may elect to waive the matter, permit Seller a reasonable opportunity to cure to the satisfaction of Buyer, or terminate this Purchase Agreement. Seller’s obligation to close and TitleOne’s authority to release the deed are conditioned on issuance of the Promissory Note, delivery of the Mortgage, inclusion of complete recordable legal descriptions, and concurrent closing of the Cash Parcels unless Seller otherwise agrees in writing. Buyer’s failure to satisfy the integrated concurrent-closing requirement or any share-issuance obligation is not a Seller default or a basis for Buyer to terminate and constitutes a Buyer default.

15. Prorations and Closing Costs. Real property taxes, assessments, rents, and other customary items shall be prorated as of Closing. Buyer shall pay all TitleOne title, escrow, recording, survey, and other customary Closing costs. Each party shall pay its own attorneys’ and consultants’ fees, except as otherwise awarded or recoverable under this Purchase Agreement. Seller shall be responsible for all costs and fees associated with Seller’s Section 1031 exchange.

16. Risk of Loss; Condemnation. Until Closing, risk of material casualty or condemnation affecting the Purchased Property shall remain with Seller. If, before Closing, a material portion of the Purchased Property is damaged, destroyed, or taken or threatened to be taken by condemnation, Buyer may elect to proceed to Closing and receive all available insurance or condemnation proceeds and rights, or terminate this Purchase Agreement by written notice. Any such termination shall be treated for purposes of the Option Amount and any Extension Payment in the same manner as a termination resulting from a condition outside Buyer’s control, with the Refundable Portion returned to Buyer and the Nonrefundable Portion retained by Seller.

17. Survival. Section 5, Sections 8 through 11, Seller’s crop, Storage Building, Excluded Seller Property, removal, liability, insurance, indemnity, 1031 cooperation, remedies, attorneys’ fees, costs, and all other provisions that by their nature are intended to survive shall survive Closing or termination for the periods stated or, if none is stated, for the applicable limitations period.

18. Miscellaneous. The notice, attorneys’ fees, governing law, exclusive venue, counterparts, electronic signature, assignment, and Section 1031 exchange provisions of the Option Agreement are incorporated into this Purchase Agreement. This Purchase Agreement and the Option Agreement, constitute the entire agreement concerning the purchase and sale of the Stock Parcels and may be amended only by a writing signed by both parties. If a conflict exists between this Purchase Agreement and the Option Agreement after exercise of the Option, this Purchase Agreement controls substantive economic rights concerning the Purchase Price, the Promissory Note, the Mortgage, Buyer defaults, purchase, and Closing; and the Option Agreement controls the Option Period and pre-exercise rights.

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the PSA Effective Date.

SELLER:		BUYER:

WICKEL LAND COMPANY LLP an Idaho limited liability partnership		TERRAVOLT HOLDINGS, INC. a Nevada corporation

By:		By:
Name:	Ardel Wickel	Name:	Joel Stone
Title:	Partner	Title:	Chief Executive Officer

By:
Name:	Jesse Wickel
Title:	Partner

EXHIBIT A to PURCHASE AND SALE AGREMEENT – STOCK PARCELS

PURCHASE MONEY MORTGAGE

THIS PURCHASE MONEY MORTGAGE (this “Mortgage”) is made as of the Issuance Date of the Note defined below, by TerraVolt Holdings, Inc., a Nevada corporation, whose notice address is 11753 Willard Ave., Tustin, California 92782 (“Mortgagor” or the “Company”), in favor of Wickel Land Company LLP, an Idaho limited liability partnership, whose notice address is P.O. Box 219, Declo, Idaho 83323 (“Mortgagee” or the “Holder”). This Mortgage is delivered at Closing under the Purchase and Sale Agreement – Stock Parcels (the “Purchase Agreement”) attached as Exhibit A to the Option Agreement – Stock Parcels between Mortgagee, as Seller, and Mortgagor, as Buyer (the “Option Agreement”). This Mortgage is given as purchase-money security for the convertible secured promissory note delivered under those agreements (the “Note”), and shall be interpreted consistently with the Purchase Agreement, Option Agreement and Note. Capitalized terms not defined herein have the meanings given in the Note or, if not defined therein, the Purchase Agreement.

WITNESSETH:

That to secure the indebtedness evidenced by the Note, in the original principal amount equal to the Purchase Price calculated under Sections 2 through 5 of the Purchase Agreement ($30,000.00 multiplied by the total acreage of the Stock Parcels shown on the ALTA Survey, less the Option Credit), Mortgagor grants, bargains, sells, conveys, mortgages and warrants to Mortgagee the Mortgaged Property described below, upon the terms of this Mortgage.

The interest rate, accrual, payment, prepayment, conversion, maturity, default-rate and acceleration provisions are governed exclusively by the Note. This Mortgage does not amend, supplement or establish any independent economic term under the Note; however, a breach of an express covenant of this Mortgage may constitute an Event of Default under the Note as expressly provided therein. Conversion or payment under the Note shall reduce or discharge the Secured Obligations as provided in the Note, subject to the requirements for Full Satisfaction.

This Mortgage secures Mortgagor’s payment and performance obligations under the Note and this Mortgage, together with reasonable enforcement costs and protective advances expressly permitted by this Mortgage, the Note and applicable law, without duplicate recovery (collectively, the “Secured Obligations”). The lien covers only the property located in Cassia County, Idaho, described below and actually conveyed to Mortgagor under the Purchase Agreement and Closing deed. The separately purchased Cash Parcels are not collateral.

The real property described on Exhibit A attached hereto and incorporated herein, constituting the Stock Parcels conveyed under the Purchase Agreement and deed delivered at Closing (the “Land”).

TOGETHER WITH, only to the extent conveyed to Mortgagor as part of the “Purchased Property” under Section 1 of the Purchase Agreement and the deed delivered at Closing: appurtenant easements, access rights, mineral rights, transferable water rights and all related permits, licenses, decrees, claims, shares, entitlements, allocations, priorities and rights to divert, store, use, transport or deliver water (collectively, the “Conveyed Water Rights”), conveyed wells, pumps and permanent irrigation facilities serving those rights, and existing fixtures and permanent improvements included in the sale, together with any condemnation or casualty proceeds attributable to that property. This grant shall not enlarge the Purchased Property conveyed under the Purchase Agreement.

The foregoing is collectively the “Mortgaged Property.” It excludes all Excluded Seller Property, Storage Buildings, crops, movable irrigation equipment and other property retained by Seller under Sections 8 through 10 of the Purchase Agreement, and their proceeds (collectively, “Excluded Property”). The Mortgaged Property also excludes any data center, power-generation, energy-storage, substation, utility, cooling and other equipment or improvements first installed or constructed by or for Mortgagor or project participants after Closing in connection with the Proposed Project (the “Project Improvements”), including fixtures to the extent exclusion is enforceable under applicable law. Mortgagee claims no separate security interest in Project Improvements, but this exclusion does not itself subordinate its lien on the Land. Seller’s post-Closing rights concerning crops, farming, Storage Buildings, access and removal remain governed exclusively by Sections 8 through 10 of the Purchase Agreement.

TOGETHER WITH Mortgagor’s right, title and interest, if any, in adjoining strips, gores, roads or vacated ways, only to the extent included in the Purchased Property actually conveyed at Closing.

TOGETHER WITH proceeds of casualty or condemnation affecting the Mortgaged Property, but not proceeds attributable to Excluded Property or Project Improvements, subject to paragraph 3 below and applicable law.

No assignment of leases, rents, project revenues or operating income is granted by this Mortgage. No proceeds of crops or income from Seller’s retained activities or the Proposed Project constitute additional collateral hereunder.

TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee and its permitted successors and assigns until the Secured Obligations have been Fully Satisfied. “Fully Satisfied” or “Full Satisfaction” means that (a) all principal, accrued interest and other amounts owing under the Note have been paid in full or converted in full, (b) all Conversion Shares required under the Note have been timely delivered, and (c) all other Secured Obligations have been fully performed. Upon Full Satisfaction, Mortgagee shall, within five (5) Business Days after written request, execute a recordable satisfaction of this Mortgage and reasonably necessary related lien terminations, at Mortgagor’s expense.

Mortgagor hereby covenants and agrees with Mortgagee that:

1. Mortgagor has authority to execute this Mortgage and grant a lien on its interest in the Mortgaged Property. Title shall remain subject to exceptions approved or permitted under the Purchase Agreement and deed delivered at Closing (“Permitted Exceptions”). Nothing herein expands the title warranties negotiated in the Purchase Agreement.

2. Mortgagor shall pay and perform the Secured Obligations as provided in the Note. This Mortgage creates no payment obligation in addition to those expressly secured under the Note and this Mortgage.

3. Mortgagor shall maintain commercially reasonable insurance on existing insurable improvements included in the Mortgaged Property, if any, naming Mortgagee as mortgagee or loss payee only as its interest may appear. Mortgagor is not required under this Mortgage to insure Excluded Property or Project Improvements for Mortgagee’s benefit. Proceeds attributable to the Mortgaged Property shall be used for restoration or replacement or to reduce Secured Obligations, as the parties reasonably agree and subject to applicable law. Seller’s post-Closing insurance and indemnity obligations remain governed by Section 10 of the Purchase Agreement.

4. Subject to the prorations under Section 15 of the Purchase Agreement, Mortgagor shall pay when due real property taxes and assessments on the Mortgaged Property, including charges necessary to maintain and preserve the Conveyed Water Rights, subject to good-faith contests. No charge relating solely to Excluded Property or Seller’s post-Closing operations is assumed hereby.

5. Nothing in this Mortgage requires Mortgagor to reimburse any new or additional tax imposed on Mortgagee or gives Mortgagee an independent right to accelerate the Note because of any such tax. The parties’ payment obligations and remedies are governed by the Note and applicable law.

6. Mortgagor shall pay any lawful irrigation or other district assessments attributable to the Mortgaged Property following Closing, subject to good-faith contests and the Purchase Agreement. Lawful district, utility and infrastructure arrangements for the Proposed Project shall not require an additional consent under this Mortgage merely because the Land ceases agricultural use.

7. Mortgagor shall comply in all material respects with applicable laws affecting the Mortgaged Property and shall maintain and preserve the Conveyed Water Rights and take all reasonable action necessary to avoid their abandonment, forfeiture, relinquishment, lapse or impairment. Until Full Satisfaction, Mortgagor shall not, directly or indirectly, sell, convey, transfer, assign, pledge, mortgage, encumber, sever, surrender, abandon, forfeit, relinquish or otherwise dispose of or impair any Conveyed Water Right, whether voluntarily, involuntarily, by operation of law or otherwise. Notwithstanding the foregoing, Mortgagor may undertake a use, application, transfer, conversion, change in point of diversion or place or nature of use, or other administrative action concerning a Conveyed Water Right if Mortgagee has expressly approved the specific action in a prior written consent. Mortgagee may condition any consent on protections reasonably required to preserve the Conveyed Water Rights as collateral and maintain the existence, validity, perfection and priority of Mortgagee’s lien. Mortgagee shall reasonably cooperate with lienholder consents required to implement an approved action, provided all applicable approvals and agreed collateral protections are obtained. Nothing in this paragraph restricts Mortgagor from clearing, grading, altering or removing agricultural improvements or developing, constructing, operating or maintaining the Project Improvements in accordance with the Purchase Agreement, so long as no Conveyed Water Right is disposed of or impaired.

8. Mortgagor shall not commit material waste or voluntarily abandon the Mortgaged Property. Land clearing, grading, removal or alteration of agricultural improvements and construction undertaken in connection with the Proposed Project shall not constitute waste or material impairment of the Mortgaged Property merely because the existing agricultural use is discontinued or modified. Any use, transfer or administration of Conveyed Water Rights remains subject to paragraph 7 above. All such activities remain subject to applicable law, required approvals and Seller’s expressly retained rights under the Purchase Agreement.

9. If, after the notice and opportunity to cure required by Section 4 of the Note, Mortgagor fails to pay a tax, assessment or insurance premium required under this Mortgage and the failure threatens material impairment of Mortgagee’s lien, Mortgagee may make a commercially reasonable protective payment. Mortgagee may act sooner only to avert imminent material loss where permitted by law. Such action shall not extend to Excluded Property or Project Improvements.

10. Reasonable, documented protective amounts actually paid under paragraph 9 are secured hereby only to the extent recoverable under the Note and applicable law; no additional interest rate or independent acceleration right is created.

11. No leases, rents, occupancy payments, Project Improvements or project revenues are assigned to Mortgagee under this Mortgage. Any collection or possession remedy shall be limited to the Mortgaged Property and be available only following an Event of Default under the Note and as permitted by Idaho law.

12. Except with respect to Conveyed Water Rights, which are governed exclusively by paragraph 7 above, nothing in this Mortgage prohibits a transfer or assignment permitted under Section 10 of the Option Agreement or lawful easements, licenses, subdivisions, utility arrangements, project financing or other transactions in furtherance of the Proposed Project, so long as the existing lien on the Mortgaged Property is not materially impaired. This Mortgage does not itself release the Land from the lien or override the Note’s restrictions on senior indebtedness. Any subordination of the lien on the Land or any Conveyed Water Right shall require a separate written agreement.

13. This Mortgage shall not encumber after-acquired property except a renewal, replacement or successor of a Conveyed Water Right or existing conveyed improvement included in the Mortgaged Property, but in no event Excluded Property or Project Improvements. Property shall not become collateral merely by being placed on or attached to the Land. Any fixture characterization and lien-priority issues shall remain subject to applicable law.

14. Mortgagor shall execute reasonable documents needed to confirm, maintain, preserve, perfect or release the lien actually granted by this Mortgage, including documents reasonably requested to preserve Mortgagee’s lien on the Conveyed Water Rights or to evidence that Mortgagee claims no separate security interest in Project Improvements, provided they do not expand the collateral, impose new debt or subordinate the lien on the Land or Conveyed Water Rights without Mortgagor’s and Mortgagee’s written agreement.

15. After an Event of Default under the Note, Mortgagee may seek a receiver for the Mortgaged Property only by court order and as permitted by applicable Idaho law. Neither such receiver nor Mortgagee shall have rights under this Mortgage in Excluded Property, Project Improvements or related operating revenues.

16. Upon an Event of Default under the Note, subject to applicable notice and cure provisions, Mortgagee may seek injunctive relief, specific performance or other equitable relief to prevent or remedy a breach of paragraph 7, including relief restraining a prohibited action or requiring action to maintain, preserve or restore a Conveyed Water Right and Mortgagee’s lien thereon. Mortgagee’s sole recourse for monetary recovery under this Mortgage shall be limited to recovery of the Stock Parcels and the property rights conveyed with them under the Purchase Agreement, through a voluntary deed in lieu of foreclosure or foreclosure in accordance with Idaho law. Mortgagee shall have no right to a deficiency judgment or other recovery against Mortgagor or its other assets. Upon completion of such conveyance or foreclosure, the Note and all Secured Obligations shall be deemed paid in full and Fully Satisfied.

17. This Mortgage is a security agreement under the Idaho Uniform Commercial Code only to the extent conveyed collateral within the Mortgaged Property may be subject to a security interest under that law, including conveyed water-related interests and fixtures existing at Closing. It is intended as a fixture filing solely as to such conveyed fixtures. No general lien is granted on Mortgagor’s personal property, Excluded Property or Project Improvements.

18. Any financing statement filed by Mortgagee shall be limited to the collateral expressly included in paragraph 17 and shall not describe crops, rents, general equipment, inventory, Project Improvements, Excluded Property, other land or project revenues. Any filing supplements but does not expand this Mortgage.

19. The interest and maximum-payment provisions of the Note, including Section 24 thereof, govern. No interest or charge exceeding that permitted by applicable law shall be collected.

20. No modification, release or waiver of Secured Obligations or Note terms shall be effective except as permitted by Section 10 of the Note and a writing signed by the parties whose consent is required. No consent to an action concerning a Conveyed Water Right shall release, subordinate or otherwise impair Mortgagee’s lien except to the extent expressly stated in the written consent. This Mortgage may not be modified to expand collateral or debt without Mortgagor’s written agreement.

21. Delay in exercising a remedy does not constitute a waiver, subject to the Note and applicable law. There shall be no double recovery of amounts under the Note or this Mortgage.

22. Notices shall be delivered in accordance with Section 12 of the Option Agreement and Section 19(a) of the Note, including, to the extent applicable, the Event of Default Notice requirements under Section 4(b) of the Note. The parties’ notice addresses are those stated in the Option Agreement, as changed by proper notice.

23. This Mortgage is governed by the laws of Idaho. Jurisdiction and venue are as provided in the Purchase Agreement and Option Agreement, subject to mandatory Idaho foreclosure law.

24. This Mortgage binds Mortgagor and Mortgagee and their permitted successors and assigns; any transfer of the Note and this Mortgage must comply with the Note and Purchase Agreement. The Purchase Agreement controls the Purchased Property, Seller’s retained rights and substantive terms of the purchase, including the Mortgage and Note; the Note controls interest, conversion, prepayment, maturity and Events of Default arising under the Note; and this Mortgage establishes and enforces only the agreed lien, collateral covenants and Events of Default expressly arising under this Mortgage, consistently with those documents. In a conflict, the Purchase Agreement and Note control as applicable to their respective subjects, except that this Mortgage controls with respect to the maintenance, preservation, disposition, impairment and release of the Conveyed Water Rights and Mortgagee’s lien thereon. The Cash Parcels and Project Improvements are not additional collateral hereunder. Any severability or counterpart provisions of the Purchase Agreement are incorporated insofar as applicable.

IN WITNESS WHEREOF, Mortgagor has duly executed this Mortgage as of the Issuance Date.

TERRAVOLT HOLDINGS, INC., a Nevada corporation

By:
Name:	Joel Stone
Title:	President and Chief Executive Officer

STATE OF ____________________)

) ss.

County of ____________________ )

This record was acknowledged before me on ____________________ by Joel Stone, as President and Chief Executive Officer of TerraVolt Holdings, Inc., a Nevada corporation, on behalf of the corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

____________________________

Notary Public for the State of ____________________

Residing at: ____________________

My commission expires: ____________________

EXHIBIT A

LEGAL DESCRIPTION OF STOCK PARCELS

Cassia County, Idaho — Parcel RP10S25E300001: [INSERT COMPLETE RECORDABLE LEGAL DESCRIPTION FROM THE CLOSING DEED, CONFORMED TO THE ALTA SURVEY]

Cassia County, Idaho — Parcel RP10S25E302401: [INSERT COMPLETE RECORDABLE LEGAL DESCRIPTION FROM THE CLOSING DEED, CONFORMED TO THE ALTA SURVEY]

The foregoing legal descriptions must be completed and must match the deed before execution and recording. Parcel numbers and estimated acreage alone are not sufficient legal descriptions.

EXHBIIT B to OPTION AGREEENT – STOCK PARCELS

[FORM OF] [__]% SECURED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

TerraVolt Holdings, Inc.

[__]% Secured Convertible Note

Issuance Date: ___________, 202__	Principal Amount: U.S. $[_________]

FOR VALUE RECEIVED, TerraVolt Holdings, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Wickel Land Company LLP, an Idaho limited liability partnership (“Holder”) the amount set out above as the Principal Amount (the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on the outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the outstanding Principal is paid in full. Certain capitalized terms used herein are defined in Section 23. All other capitalized terms not defined herein shall have the meaning given to such terms in the Purchase Agreement.

1. INTEREST.

(a) Interest Rate.  So long as no Event of Default shall have occurred and be continuing, Interest on this Note shall accrue at a rate equal to the Interest Rate. If an Event of Default shall have occurred and be continuing, the Interest Rate shall automatically be increased to a rate equal to nine and 25/100 percent (9.25%) interest per annum, compounded annually, during the period of such Event of Default, until such Event of Default is later cured.

(b) Payment of Interest.  The Company shall pay Interest to the Holder on the aggregate unconverted and then outstanding Principal amount of this Note at the applicable interest rate per annum, compounded annually, payable on the Conversion Date (as to that Principal amount then being converted), and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day). Interest payments shall be paid by the Company in lawful currency of the United States of America if principal is being paid in cash, or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company valued at $5.00 (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities, combinations, recapitalization, reclassifications, extraordinary distributions and similar events) per share and rounded up to the next whole share, if principal is being converted to Common Stock pursuant to Section 3 below.

(c) Interest Calculations.  Interest shall be calculated on the basis of the actual number of days elapsed and a 365-day year, and shall accrue daily commencing on the Issuance Date and compounded annually until payment in full of the outstanding Principal, together with all accrued and unpaid Interest has been made. Interest shall cease to accrue with respect to any Principal amount paid or converted, provided that in the case of Conversion, the Company actually delivers the Conversion Shares within the time period required by Section 3 herein. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note.

2. PREPAYMENT.  The Company may not prepay any portion of the Principal amount of this Note without the prior written consent of the Holder.

3. MATURITY DATE; CONVERSION.

(a) Except as provided in Section 3(b) below, the entire outstanding Principal balance of this Note, together with all accrued and unpaid Interest, shall become immediately due and payable in lawful currency of the United States of America on the Maturity Date.

(b) This Note shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock, on the terms and conditions set forth in this Section 3(b).

(i) Mandatory Conversion. Upon (1) the close of business on the sixtieth (60th) consecutive trading day on which the closing price of the Common Stock on the OTC Markets or a national stock exchange is at least $5.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, stock combination or other similar recapitalization with respect to the Common Stock, or (2) delivery of written notice to the Company by the holders on the close of business on the Business Day immediately preceding the Maturity Date (which notice shall be approved by the affirmative vote of the holders of at least 66⅔% of the aggregate Principal amount of the outstanding Notes) (collectively, the “Mandatory Conversion Time”), the outstanding Principal amount of this Note and all Interest, if any, thereon shall automatically be converted into fully paid and non-assessable shares of Common Stock (a “Conversion”), as such Common Stock exists on the Issuance Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified, at a conversion price per share of $5.00 per share of Common Stock (subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities, combinations, recapitalization, reclassifications, extraordinary distributions and similar events) (the “Conversion Price”). The number of shares of Common Stock to be issued upon conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price in effect at the Mandatory Conversion Time. The term “Conversion Amount” means, with respect to the mandatory conversion of this Note, the sum of (1) the Principal amount of this Note to be converted in such conversion plus (2) all accrued Interest on the amount referred to in the immediately preceding clause (1).

(ii) Procedural Requirements.  All holders of record of Notes shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all outstanding Notes pursuant to this Section 3(b)(ii).  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time but shall be sent within two (2) Business Days of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of Notes shall surrender his, her or its Note for all such shares (or, if such holder alleges that such Note has been lost, stolen or destroyed, a lost Note affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such Note) to the Company at the place designated in such notice.  If so required by the Company, Notes surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Notes converted pursuant to this Section 3(b), including the rights, if any, other than as a holder of Common Stock, will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the Notes at or prior to such time), except only the rights of the holders thereof, upon surrender of their Notes (or lost Note affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 3(b)(ii).  Within three (3) Business Days after the Mandatory Conversion Time and the surrender of the Note or Notes (or lost Note affidavit and agreement), the Company shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof.  Such converted Notes shall be cancelled.

(iii) Delivery of Common Stock by Electronic Transfer. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon the written request of the Holder and delivery by the Holder of the required transfer instructions, the Company shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.

(iv) Concerning the Shares. The shares of Common Stock issuable upon conversion of this Note may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (iii) such shares are sold or transferred pursuant to Rule 144 (“Rule 144”) (or a successor rule) under the Securities Act. Until such time as the shares of Common Stock issuable upon conversion of this Note have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(v) No Fractional Shares; Transfer Taxes. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon any conversion to the Holder.

4. RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to pay or convert this Note, as the case may be, in strict compliance with Section 3, or Company’s failure to perform or comply with any other provisions of this Note for a period of five (5) Business Days following receipt of written notice from any holder of a Note of such failure;

(ii) the Company’s failure to perform any and all covenants and agreements under the Mortgage for a period of five (5) Business Days following receipt of written notice from any holder of a Note of such failure;

(iii) liquidation proceedings shall be instituted by or against the Company and, if instituted against the Company by a third party, shall not be dismissed within sixty (60) days of their initiation;

(iv) bankruptcy, insolvency, reorganization or other proceedings for the relief of debtors shall be instituted against the Company and shall not be dismissed within sixty (60) days of their initiation;

(v) the commencement by the Company of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company in furtherance of any such action; or

(vi) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law; or (ii) a decree, order, judgment or other similar document adjudging the Company as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal, state or foreign law; or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days.

(b) Notice of an Event of Default. Upon the occurrence of an Event of Default with respect to this Note, the Company shall within two (2) Business Days deliver written notice thereof via facsimile and overnight courier (with next day delivery specified) (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may, by notice to the Company, declare this Note to be forthwith due and payable, whereupon the Principal and all accrued and unpaid Interest thereon, plus all costs of enforcement and collection (including court costs and reasonable attorney’s fees), shall immediately become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. No course of dealing on the part of the Holder nor any delay or failure on the part of the Holder to exercise any right shall operate as waiver of such right or otherwise prejudice such Holder’s rights, power and remedies.

(c) Foreclosure Under the Mortgage. Notwithstanding anything to the contrary in this Note, if following an Event of Default Holder elects to recover against the Stock Parcels through foreclosure or a voluntary deed in lieu of foreclosure pursuant to the Mortgage, upon transfer of the Stock Parcels by the Company pursuant to the Mortgage, Holder shall have no right to a personal or deficiency judgment against the Company or any of its other assets for any unpaid Principal or any accrued and unpaid Interest or other amounts payable by the Company under this Note. Upon foreclosure or conveyance by deed in lieu under the Mortgage, this Note, and all of the Company’s obligations under this Note, shall be deemed satisfied and paid in full.

5. ADJUSTMENT OF CONVERSION PRICE.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 5(a) shall become effective immediately after the effective date of such subdivision or combination.

(b) Other Events. In the event that the Company shall take any action to which the provisions of Section 5(a) are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions, then the Company’s Board of Directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 5(b) will increase the Conversion Price as otherwise determined pursuant to this Section 5, provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s Board of Directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

6. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note. Without limiting the generality of the foregoing, so long as this Note remain outstanding, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon conversion of this Note above the Conversion Price then in effect and (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of this Note, including without limitation complying with Section 7(b) hereof.

7. RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall at all times reserve and keep available out of its authorized but unissued shares Common Stock, solely for the purpose of effecting the conversion of this Note, no less than one hundred percent (100%) of the maximum number of shares issuable on conversion of this Note (the “Required Reserve Amount”).

(b) Insufficient Authorized Shares. If, notwithstanding Section 7(a), and not in limitation thereof, at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action within its power necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding, including without limitation using its best efforts to secure necessary Board of Directors and stockholder approvals, as further described below, to appropriately amend the Company’s Articles of Incorporation to provide for such increase. Without limiting the generality of the foregoing sentence, if not earlier approved by written consent of the stockholders, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy (70) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock; in connection with any such meeting, the Company shall provide each stockholders with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

8. COVENANTS. Until all of the Notes have been converted or otherwise satisfied in accordance with their terms:

(a) No Impairment. The Company shall not enter into any agreement that would impair, interfere with or conflict with the Company’s obligations hereunder.

(b) Seniority of the Notes.  No indebtedness of the Company is senior to this Note in right of payment, whether with respect to Principal, Interest, damages or upon liquidation or dissolution or otherwise, and the Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of the Company that is senior in any respect to the obligations of the Company under this Note; provided, however, that nothing in this Section 8(b) shall prohibit the Company from issuing any future indebtedness that is equal in right of payment to the Notes but is secured by securities or assets of the Company that have not been pledged by the Company as security for the Notes pursuant to the Mortgage.

9. DISTRIBUTION PARTICIPATION. In addition to any adjustments pursuant to Section 5, if while this Note remains outstanding, the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Note, then, in each such case, upon conversion of this Note entirely into Common Stock pursuant to Section 3, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein as if the Holder had held, as of immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution, the number of shares of Common Stock held immediately after such conversion.

10. AMENDING THE TERMS OF THIS NOTE. No provision of this Note may be amended other than by an instrument in writing signed by the Company and the Required Holders which hold this Note and the Other Notes then outstanding, and any amendment to any provision of this Note made in conformity with the provisions of this Section 10 shall be binding on all Holders, provided that no such amendment shall be effective to the extent that it (1) applies to less than all of the holders of the Notes then outstanding or (2) imposes any obligation or liability on any Holder without such Holder’s prior written consent (which may be granted or withheld in such Holder’s sole discretion). No waiver of any provision of this Note shall be effective unless it is in writing and signed by an authorized representative of the waiving party, provided that the Required Holders which hold this Note and the Other Notes then outstanding may waive any provision of this Note, and any waiver of any provision of this Note made in conformity with the provisions of this Section 10 shall be binding on all Holders, provided that no such waiver shall be effective to the extent that it (1) applies to less than all of the holders of the Notes then outstanding (unless a party gives a waiver as to itself only) or (2) imposes any obligation or liability on any Holder without such Holder’s prior written consent (which may be granted or withheld in such Holder’s sole discretion).

11. TRANSFER. This Note is not transferable, and Holder agrees that it will not sell or otherwise transfer this Note, in whole or in part, except to a Permitted Transferee upon prior written notice to Company. The Holder understands that: (i) this Note and the shares of Common Stock issued upon conversion of this Note (the “Conversion Shares”) have not been and are not being registered under the Securities Act, or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the holder shall have delivered to the Company (if requested by the Company) an opinion of counsel to such holder, in a form reasonably acceptable to the Company, to the effect that this Note or such shares of Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such holder provides the Company with reasonable assurance and documentation as may be requested by the Company or its legal counsel that such securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of this Note or the Conversion Shares made in reliance on Rule 144 may be made only in accordance with the terms of this Note and with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of such securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register this Note or the Conversion Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

12. REISSUANCE OF THIS NOTE.

(a) Transfer. This Note is not transferable, and Holder agrees that it will not sell or otherwise transfer this Note in whole or in part, except to a Permitted Transferee upon prior written notice to Company. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d) and in principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal of this Note, from the Issuance Date.

13. REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief); provided, the Holder shall not be entitled to any duplication or multiplication of damages. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note (including, without limitation, compliance with Section 5).

14. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement of the debt evidenced hereby or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees and disbursements.

15. SECURED OBLIGATIONS.   The obligations of the Company under the Notes are secured by a pledge by the Company of all of its right, title and interest in and to the Stock Parcels (the “Collateral”), pursuant to the terms of the Mortgage.

16. CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

 17. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

18. DISPUTE RESOLUTION. If the Holder and the Company are unable to agree as to the arithmetic calculation of the Conversion Price, the Holder and the Company will confer in good faith to resolve such disagreement and the Company shall promptly issue upon conversion of this Note the number of shares of Common Stock that are uncontested. Thereafter, the Company and Holder will confer in good faith to attempt to reach agreement regarding the Conversion Price with the Required Holders; if the Required Holders and the Company agree in writing upon a Conversion Price, that agreement will be binding on Holder and all holders of the Other Notes.

19. NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly, but in any event within ten (10) calendar days, upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record with respect to any dividend or distribution upon the Common Stock.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

20. CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid or converted in full, this Note shall automatically be deemed canceled, shall be surrendered promptly, but in any event within ten (10) calendar days, to the Company by the Holder for cancellation and shall not be reissued.

21. WAIVER OF NOTICE. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

22. GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Idaho, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Idaho or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Idaho. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Cassia County, Idaho, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

23. CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(c) “Conversion Amount” means the sum of the outstanding and unpaid Principal plus all accrued and unpaid Interest thereon plus, if any, other unpaid amounts due under this Note.

(d) “Interest Rate” means [____] percent ([___]%) [lowest applicable AFR on Closing Date] per annum, compounded annually, as may be adjusted from time to time in accordance with Section 1.

(e) “Maturity Date” shall mean the earlier of (i) the date of the occurrence of an Event of Default, or (ii) [_______] [Second Anniversary of Closing Date].

(f) “Mortgage” means that certain Purchase Money Mortgage of the Company in favor of Wickel Land Company LLP, pursuant to which the Company has pledged the Collateral as security for the payment by the Company of its obligations under the Notes and the Mortgage.

(g) “Notes” means, collectively, this Note and the Other Notes, if any.

(h) “Other Notes” means any Notes issued pursuant to Section 12 hereof.

(i) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(j) “Purchase Agreement” means that certain Purchase Agreement by and between the Company and the initial Holder of this Note pursuant to which the Company issued this Note, as such agreement may be amended from time to time.

(k) “Required Holders” means holders of Notes having principal amounts in the aggregate that are at least equal to fifty percent (50%) of the aggregate principal amount of all Notes then outstanding.

24. MAXIMUM PAYMENTS. Nothing contained in this Note shall, or shall be deemed to, establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges under this Note exceeds the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

TerraVolt Holdings, Inc.,
a Nevada corporation

By:
Joel Stone
President and Chief Executive Officer

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